[Agway Logo]                                          Contact: Stephen H. Hoefer
                                                                   Agway/Telmark
                                                      Phone: Office 315.449.6474
                                                               FAX: 315.449.6281
                                                       E-Mail: shoefer@agway.com
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FOR IMMEDIATE RELEASE


                Agway and Telmark Announce Sale of Telmark Assets


SYRACUSE, NY (March 3, 2003) - Agway, Inc. and Telmark LLC, Agway's wholly owned lease-financing subsidiary, today announced that Telmark has completed the sale of substantially all of its assets and business relationships to Wells Fargo Financial Leasing, Inc. The sale was approved on February 27, 2003 by the U. S. Bankruptcy Court for the Northern District of New York in Utica, NY following an auction hearing during which no higher and better offers were received for the assets. The sale closed at the end of business on Friday, February 28, 2003.

The sale price was approximately $615 million for the net assets sold, which have a net book value of approximately $622 million. With the proceeds from the sale, Telmark will repay its outstanding debt, including its publicly held debt, and pay debt related costs, other liabilities, and transaction related expenses. Such payments and repayments are estimated to aggregate approximately $548 million, resulting in net proceeds to Telmark of approximately $67 million, which amounts are subject to certain agreed to holdbacks and post closing adjustments.

Agway, Inc., headquartered in Syracuse, NY is an agricultural cooperative owned by 69,000 Northeast farmer-members. On October 1, 2002, Agway Inc. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Telmark was not included in Agway's Chapter 11 filing.

Telmark, also based in Syracuse, NY, offers lease financing for equipment, buildings and vehicles within the contiguous 48 states and serves over 17,000 farmers, related agricultural businesses and numerous segments of the commercial business marketplace.

Wells Fargo Financial Leasing, Inc. is a subsidiary of Wells Fargo Financial, Inc. Both companies are headquartered in Des Moines, Iowa and are subsidiaries of Wells Fargo & Company.

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